Exhibit 2.2

Execution Copy

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”), dated as of September 14, 2011, to Amended and Restated Agreement and Plan of Merger (the “Agreement”), dated as of July 19, 2011, by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), and Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”).

R E C I T A L S

WHEREAS, ETE and ETP desire to amend certain provisions of the Agreement pursuant to Section 10.1 thereof, as more particularly set forth in this Amendment.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ETE and ETP hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1 Defined Terms; References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Section or Article shall refer to the particular Section or Article in the Agreement. Each reference to “hereof,” “hereunder,” “herein,” “hereby” and each other similar reference contained in the Agreement shall refer, from and after the date of this Amendment, to the Agreement as amended by this Amendment.

1.2 Amendment to Section 2.4. Section 2.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Effect of Merger. At the Effective Time, by virtue of the merger and without any further action on the part of any member of CrossCountry Energy or ETP Merger Sub or any further action by any party or other person, (i) (a) all of the limited liability company interests in ETP Merger Sub (all of which are owned by ETP) shall automatically be converted into and become all of the limited liability company interests in the Surviving Entity, (b) ETP shall automatically be deemed admitted to the Surviving Entity as the sole member in respect of such limited liability company interests and (c) the Surviving Entity shall continue without dissolution; and (ii) (a) all of the limited liability company interests in CrossCountry Energy indirectly owned by Southern Union through CCE Holdings immediately prior to the effective time (which constituted all of the limited liability company interests in CrossCountry Energy at such time) shall automatically be converted into the right to receive the Merger Consideration and shall otherwise cease to be outstanding and (b) CCE Holdings shall cease to be a member of CrossCountry Energy and the Surviving Entity.”

1.3 Amendment to Section 2.8. Section 2.8 of the Agreement is hereby amended and restated in its entirety as follows:

“Borrowing by ETP; Tax Treatment of Merger and Cash Consideration. In connection with the Sigma Merger, following the Panhandle Contribution and immediately prior to the effective time of the Sigma Merger, PEPL Holdings shall guarantee by collection (on a non recourse basis to Southern Union) a new and separate borrowing by ETP that will be used by ETP exclusively to pay the Cash Consideration (the “ETP Debt”). ETP shall finance the amount of the Cash Consideration pursuant to the ETP Debt. The Parties intend that for United States federal income tax purposes (i) the Merger shall be treated as a contribution by Southern Union to ETP of the assets of CrossCountry Energy (and the assets of the subsidiaries of CrossCountry Energy that are also treated as disregarded entities of Southern Union) in exchange for the Cash Consideration and Unit Consideration in a transaction consistent with the requirements of Section 721(a) of the Code; (ii) the receipt by CCE Holdings of the Cash Consideration shall be treated as a distribution to Southern Union by ETP under Section 731 of the Code; (iii) the distribution of the Cash Consideration to CCE Holdings shall be made first out of proceeds of the ETP Debt, and such portion of the Cash Consideration shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”); and (iv) Southern Union’s share of the ETP Debt under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the entire amount of the ETP Debt. The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with this intended treatment of the Merger, the Cash Consideration and the ETP Debt, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.”

1.4 Amendment to Section 2.10(c). Section 2.10(c) of the Agreement is hereby amended and restated in its entirety as follows:

“ETP Deliveries and Actions. At the Closing, ETP and ETP Merger Sub will execute and deliver, or cause to be executed and delivered, to Southern Union, through its interest in CCE Holdings, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i) Cash Consideration. The Cash Consideration by wire transfer of immediately available funds to an account designated by Southern Union for the benefit of CCE Holdings;

(ii) Unit Consideration. The Unit Consideration by issuance of a certificate of common units to CCE Holdings; and

(iii) Closing Certificate. The certificate contemplated by Section 6.2(c).”

1.5 Amendment to Section 5.1. Section 5.1 of the Agreement is hereby amended by deleting the parentheticals in clauses (i), (ii) and (iii) of Section 5.1(a) and replacing each such parenthetical with “(as it exists after giving effect to the First Amendment thereto, dated as of September 14, 2011)”.

1.6 Amendment to Section 5.9. Section 5.9 of the Agreement is hereby amended and restated in its entirety as follows:

“5.9 Joinder; Panhandle Contribution.

(a) ETP shall cause ETP Merger Sub to execute and deliver to ETE a joinder agreement in a form reasonably acceptable to ETE and ETP (a “Joinder Agreement”) as soon as practicable after the date hereof. Upon execution and delivery of such Joinder Agreement, ETP Merger Sub shall become a Party under this Agreement for all purposes.

(b) Each of Southern Union, PEPL Holdings and CrossCountry Energy shall execute and deliver to ETP and ETP Merger Sub a Joinder Agreement immediately prior to the effective time of the Sigma Merger. Upon execution and delivery of such Joinder Agreements, Southern Union and CrossCountry Energy shall each become a Party under this Agreement for all purposes and PEPL Holdings shall become a Party under this Agreement solely for purposes of Section 2.8 hereof.

(c) Immediately following the deliveries referred to in Section 5.9(b) but immediately prior to the effective time of the Sigma Merger, Southern Union shall cause the Panhandle Contribution to occur.”

1.7 Amendment to Section 6.2(b). Section 6.2(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) Performance. ETP shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ETP on or prior to the Closing Date.”

1.8 Amendment to Exhibit A.

(a) The definition of “CCE Holdings” on Exhibit A of the Agreement is hereby amended and restated in its entirety as follows:

““CCE Holdings” means CCE Holdings, LLC, a Delaware limited liability company and an indirect, wholly owned Subsidiary of Southern Union.”

(b) Exhibit A of the Agreement is hereby amended to include reference to the following definitions in their appropriate alphabetical order:

““Panhandle” has the meaning given in the definition of “Panhandle Interests.”

““Panhandle Contribution” means the contribution by Southern Union of the Panhandle Interests to CCE Acquisition and, immediately thereafter, the contribution by CCE Acquisition of the Panhandle Interests to PEPL Holdings.”

““Panhandle Interests” means (i) a 99% limited partner interest in Panhandle Eastern Pipe Line Company, LP, a Delaware limited partnership (“Panhandle”), and (ii) a 100% membership interest in Southern Union Panhandle, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Southern Union, which in turn owns a 1% general partner interest in Panhandle.”

““PEPL Holdings” means PEPL Holdings, LLC, a Delaware limited liability company and a wholly owned Subsidiary of CCE Acquisition.”

ARTICLE II

ACKNOWLEDGEMENT

2.1 Amendment to Sigma Merger Agreement. ETP hereby acknowledges and agrees that, for purposes of Section 6.3(f) of the Agreement, that certain Amendment No. 1 to the Sigma Merger Agreement, dated of even date herewith, shall not constitute an amendment, supplement, restatement or other modification to the Sigma Merger Agreement in a manner adverse to ETP’s interest in the acquisition of 50% of the equity interests of Citrus, or which would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by the Agreement.

ARTICLE III

MISCELLANEOUS

3.1 No Other Amendments; No Waiver of Rights. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect.

3.2 Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

3.3 Facsimiles; Counterparts. This Amendment may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Amendment may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its respective duly authorized officers as of the date first above written.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Michael D. Smith
Name:	Michael D. Smith
Title:	Vice President-Mergers & Acquisitions

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

[Signature Page to Citrus Amendment No.1]